Exhibit 99.1

National Interstate Corporation Increases Quarterly Dividend

RICHFIELD, Ohio, February 26, 2008—National Interstate Corporation (Nasdaq: NATL) announced today that its Board of Directors approved a $0.06 per share dividend at its February 23, 2008 meeting. The cash dividend will be payable on March 14, 2008 to shareholders of record of the Company’s common stock as of the close of business on February 29, 2008. Anticipated dividend payment dates for the second, third and fourth quarters of 2008 will be June 13, 2008, September 12, 2008 and December 12, 2008, respectively.

The $0.06 per share dividend represents a 20% increase over prior quarterly dividend payments. Since its Initial Public Offering in 2005, the Company has changed its policy from an annual to a quarterly dividend and has increased its quarterly dividend in each of the last two years. The Board of Directors intends to continue to review the Company’s dividend policy during its first quarter meeting, with the anticipation of considering annual dividend increases in accordance with its dividend policy.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com